Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Registration Statement on Form F-10 of Kolibri Global Energy Inc. of our report dated March 25, 2025, relating to the consolidated financial statements of Kolibri Global Energy Inc., appearing in Exhibit 99.3 to the Company’s Annual Report on Form 40-F for the year ended December 31, 2024.

We also consent to the reference to us under headings “Auditors, Transfer Agent and Registrar,” in such Registration Statement.

/s/ BDO USA, P.C.

Houston, Texas

June 24, 2025

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.